Kraton Performance Polymers, Inc. Announces Second Quarter 2014 Results

HOUSTON, July 30, 2014 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended June 30, 2014.

2014 SECOND QUARTER OVERVIEW

  Second quarter 2014 sales revenue was $323.8 million on sales volume of 78.4 kilotons, down $10.8 million compared to sales revenue of $334.5 million in the second quarter 2013 on sales volume of 77.5 kilotons.
  Adjusted EBITDA at estimated current replacement cost ("ECRC") (non-GAAP) was $38.6 million in the second quarter 2014, up $6.6 million compared to $32.0 million in the second quarter 2013.
  Gross profit per ton at ECRC (non-GAAP ) was $865 per ton in the second quarter 2014 compared to $802 per ton in the second quarter 2013.
  Second quarter 2014 net income attributable to Kraton was $11.1 million, or $0.33 per diluted share, compared to net income of $3.8 million, or $0.12 per diluted share, in the second quarter 2013.
  Second quarter 2014 adjusted net income attributable to Kraton (non-GAAP) was $15.2 million, or $0.46 per diluted share, compared to adjusted net income of $5.0 million, or $0.15 per diluted share, in the second quarter 2013.
  Net income attributable to Kraton and adjusted net income attributable to Kraton includes a positive spread between FIFO and ECRC of $4.3 million, or $0.13 per diluted share, in the second quarter 2014 and a negative spread of $2.5 million, or $0.08 per diluted share, in the second quarter 2013.

"For the second quarter 2014, Kraton posted Adjusted EBITDA at ECRC of $38.6 million. This represents a $6.6 million or 20.7% increase compared to second quarter 2013, a year-on-year increase in associated margin of over two hundred basis points, and the second highest Adjusted EBITDA at ECRC posting for a second quarter in the company's history," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "Sales volume in the second quarter 2014 was 78.4 kilotons, up 1.2% compared to the 77.5 kilotons reported in the second quarter of 2013, led by a 5.5% increase in the HSBC product family, and for the trailing twelve month period ended June 30, 2014, our Vitality Index was 15%. Within our end-use markets, sales volume in Adhesives, Sealants and Coatings was up 5.9% compared to the second quarter 2013, our Cariflex end use remained on its long-term trend of volume growth, and our Paving and Roofing end use reflected modest sales volume growth globally in the quarter led by a significant increase in second quarter 2014 North American paving volumes. These gains in sales volume momentum were partially offset by a 5.6% decline in our Advanced Materials end use, where increased HSBC sales volume in Asia was offset by lower USBC sales volume within the end use. With respect to HSBC-based solutions in personal care applications commented on in prior quarters, on a year-to-date basis the decline in HSBC sales volume has been approximately 2 kilotons, compared to the first half of 2013, but this has been offset by growth in other HSBC-based applications throughout the Kraton portfolio. We believe the shift has largely occurred and therefore, we currently expect that sales volumes for personal care applications in the third and fourth quarters of 2014 will be in line with the second quarter." said Fogarty. "During the second quarter, construction continued on our 30 kiloton HSBC expansion in Mailiao, which is being built by our joint venture with Formosa Petrochemical Corporation, and subsequent to quarter end we executed an agreement with a consortium of banks in Taiwan that will provide construction funding and working capital requirements for the joint venture."

Financial Summary

	Three months ended June 30,		Six months ended June 30,
(US $ in thousands, except per share amounts)	2014	2013	2014	2013
Sales volume (in kilotons)	78.4	77.5	152.8	155.7
Revenues	$ 323,767	$ 334,543	$ 635,423	$ 674,650
Adjusted EBITDA at ECRC (1)	$ 38,580	$ 31,967	$ 76,074	$ 61,151
Net income attributable to Kraton	$ 11,143	$ 3,829	$ 3,234	$ 81
Earnings per diluted share	$ 0.33	$ 0.12	$ 0.10	$ 0.00
Adjusted net income attributable to Kraton (1)	$ 15,240	$ 4,953	$ 30,192	$ 7,061
Adjusted earnings per diluted share (1)	$ 0.46	$ 0.15	$ 0.91	$ 0.22
Positive (negative) spread between FIFO and ECRC – per diluted share	$ 0.13	$ (0.08)	$ 0.25	$ (0.10)
Net cash provided by (used in) operating activities	$ 2,029	$ 16,325	$ (51,558)	$ (4,449)

(1)	See Non-GAAP reconciliations included in the accompanying financial tables.

2Q 2014 VERSUS 2Q 2013 RESULTS

Sales revenue was $323.8 million on sales volumes of 78.4 kilotons for the three months ended June 30, 2014 compared to $334.5 million on sales volumes of 77.5 kilotons for the three months ended June 30, 2013. Sales revenue declined $10.8 million or 3.2% compared to the second quarter 2013, with $21.8 million of the decrease attributable to a reduction in global product sales prices associated with lower average raw material costs, partially offset by $6.6 million resulting from higher sales volumes and $4.6 million positive effect from currency fluctuations.

With respect to sales revenue in each of our end uses:

  CariflexTM sales revenue was $29.2 million for the three months ended June 30, 2014 and June 30, 2013. Excluding the positive effect of currency fluctuations, sales revenue for the three months ended June 30, 2014 would have been down $0.8 million compared to the three months ended June 30, 2013, with a modest improvement in sales volume which was more than offset by lower average selling prices, primarily due to lower isoprene costs. The longer-term growth trends for Cariflex remain in place, with year-to-date sales volume representing 18% growth compared to the first half of 2013, consistent with our expectation for the end use overall.
  Advanced Materials sales revenue was $81.7 million for the three months ended June 30, 2014 compared to $91.1 million for the three months ended June 30, 2013. The $9.5 million or 10.4% revenue decline (a decline of $10.5 million or 11.5% excluding a $1.1 million positive effect from currency fluctuations) was largely due to a 5.6% decline in sales volumes and lower average selling prices reflective of lower raw material costs, primarily butadiene. The decline in sales volume was due to lower volume into personal care applications, reflecting the market trend in the diaper business as certain customers shift from HSBC-based applications towards less differentiated and lower cost materials, including USBC formulations. Second quarter 2014 HSBC sales volume in personal care applications has decreased approximately one kiloton as compared to the second quarter 2013 and approximately two kilotons in the first half of 2014, compared to the first half of 2013. We believe the shift away from HSBC solutions in personal care applications has largely occurred. As a result, we currently anticipate that HSBC-based sales volumes for personal care applications in the third and fourth quarters of 2014 will not be materially different than sales volumes in the second quarter 2014. Partially offsetting the second quarter 2014 decline in personal care sales volume was an increase in sales volumes into HSBC-based PVC replacement products, specifically into highly-differentiated, innovation grades in medical and wire & cable applications. During the quarter we also realized sales volume growth in other innovation applications such as USBC-based personal care, and consumer and automotive & industrial applications.
  Adhesives, Sealants and Coatings sales revenue was $128.2 million for the three months ended June 30, 2014 compared to $126.0 million for the three months ended June 30, 2013. The $2.1 million or 1.7% revenue increase (an increase of $1.1 million or 0.8% excluding a $1.1 million positive effect from currency fluctuations) was primarily due to a 5.9% increase in sales volumes partially offset by lower average selling prices, reflective of lower raw material costs, primarily butadiene and isoprene. The increase in sales volume was primarily due to higher HSBC-based sales into lubricant additive and sealant & caulk applications and higher USBC-based sales industrial and printing plate applications.
  Paving and Roofing sales revenue was $84.6 million for the three months ended June 30, 2014 compared to $87.8 million for the three months ended June 30, 2013. The $3.3 million or 3.7% revenue decline (a decline of $4.9 million or 5.6% excluding a $1.7 million positive effect from currency fluctuations) was largely due to lower average selling prices reflective of lower raw material costs, primarily butadiene, with a modest increase in sales volumes. Sales volumes in North American paving applications improved significantly compared to a relatively low sales volume in the second quarter of 2013, which was impacted by poor weather conditions, with higher North American sales volumes partially offset by lower paving sales volume in Asia and lower roofing sales volume in Europe. During the second quarter 2014, growth in HiMA sales continued, led by increased sales in South America.

Gross profit was $72.1 million for the three months ended June 30, 2014 compared to $59.9 million for the three months ended June 30, 2013, an increase of $12.2 million or 20.4%. The positive effect from lower costs of raw materials aggregating $30.4 million more than offset the $21.8 million decline in product sales prices associated with lower average raw material costs, which amounted to an increase in gross profit of $8.6 million, and increased sales volumes amounted to an additional $3.0 million increase in gross profit. In addition, increases in other manufacturing costs were essentially offset by favorable manufacturing absorption and currency fluctuations. Gross profit as a percentage of sales revenue was 22.3% and 17.9% for the three months ended June 30, 2014 and 2013, respectively. Adjusting for the $4.3 million positive spread between FIFO and ECRC in the second quarter 2014 and the negative spread of $2.3 million in the second quarter 2013, gross profit at ECRC was $67.8 million in the second quarter 2014 compared to $62.2 million in the second quarter 2013.

Selling, general and administrative expenses and research and development costs aggregated $36.3 million in the second quarter 2014, an increase of $2.8 million compared to $33.5 million in the second quarter 2013. The $2.8 million increase reflects a $2.8 million increase in professional fees and other costs associated with the proposed combination with the styrenic block copolymer business of LCY Chemical Corp.

Adjusted EBITDA at ECRC in the second quarter 2014 was $38.6 million, or 11.9% of revenue, compared to $32.0 million, or 9.6% of revenue in the second quarter 2013, an increase of $6.6 million, or 20.7%.

Second quarter 2014 net income attributable to Kraton was $11.1 million, or $0.33 per diluted share, compared to the second quarter 2013 net income of $3.8 million, or $0.12 per diluted share. Adjusted net income attributable to Kraton was $15.2 million, or $0.46 per diluted share, in the second quarter of 2014 compared to adjusted net income of $5.0 million, or $0.15 per diluted share, in the second quarter of 2013. Included in these results are the accretive effect of the spread between FIFO and ECRC which amounted to $0.13 per diluted share in the second quarter of 2014 and the dilutive effect of $0.08 per diluted share in the second quarter of 2013.

CASH FLOW

In the second quarter of 2014 and 2013, cash provided by operating activities totalled $2.0 million and $16.3 million, respectively. The decline in operating cash flow in the second quarter of 2014 compared to the second quarter of 2013 was primarily the result of the timing of payments of current liabilities and an increase in inventories, partially offset by the timing of certain receivables and revenue per ton, which resulted in a smaller increase in accounts receivable in the second quarter 2014 as compared to the second quarter 2013.

OUTLOOK

The Company continues to estimate that full-year 2014 Adjusted EBITDA at ECRC will amount to $150.0 million. Based upon the company's view of raw material cost trends for the balance of the year, the company expects a negative spread between FIFO and ECRC of approximately $1 million in the third quarter 2014, and it is revising its estimate for 2014 Adjusted EPS to a range of $1.40 to $1.50 per share.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted EBITDA at ECRC, Gross Profit at ECRC, Adjusted Gross Profit at ECRC and Adjusted Net Income (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and ECRC, see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA at ECRC performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in the debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. As an analytical tool, Adjusted EBITDA at ECRC is subject to all the limitations applicable to EBITDA, as well as the following limitations: due to volatility in raw material prices, Adjusted EBITDA at ECRC may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA at ECRC may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA, Adjusted EBITDA and ECRC Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Gross Profit at ECRC and Adjusted Gross Profit at ECRC are limited because they often vary substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of items we do not consider indicative of our on-going performance. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Thursday, July 31, 2014 at 9:00 a.m. (Eastern Time) to discuss second quarter 2014 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on July 31, 2014 through 1:01 a.m. (Eastern Time) on August 14, 2014. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 800-231-7741 and International callers dial 402-220-9685.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including expectations regarding sales volumes in the second half of 2014; and the matters described under the caption "Outlook."

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: material regulatory conditions to closing the combination with LCY; business uncertainties and contractual restrictions while the proposed LCY combination is pending; failure to successfully combine with the SBC business of LCY in the expected timeframe; failure to complete the LCY combination; significant delays in completing the LCY combination; inability to realize the benefits we anticipate from the proposed redomestication of our company from Delaware to the United Kingdom; our expectations regarding the startup of our semi-works facility in Belpre, Ohio and its role in future innovation programs; conditions in the global economy and capital markets; declines in raw material costs; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; hazards inherent to the chemical manufacturing business; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

For Further Information:
Investors: H. Gene Shiels 281-504-4886

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Sales revenue	$323,767	$334,543	$635,423	$674,650
Cost of goods sold	251,687	274,682	506,270	554,878
Gross profit	72,080	59,861	129,153	119,772
Operating expenses:
Research and development	7,999	8,446	16,296	16,359
Selling, general and administrative	28,280	25,004	62,498	51,118
Depreciation and amortization	16,669	15,741	33,078	30,839
Total operating expenses	52,948	49,191	111,872	98,316
Earnings of unconsolidated joint venture	127	121	244	255
Interest expense, net	6,230	5,909	12,568	19,207
Income before income taxes	13,029	4,882	4,957	2,504
Income tax expense	2,161	905	2,283	2,351
Consolidated net income	10,868	3,977	2,674	153
Net income (loss) attributable to noncontrolling interest	(275)	148	(560)	72
Net income attributable to Kraton	$11,143	$3,829	$3,234	$81
Earnings per common share:
Basic	$0.34	$0.12	$0.10	$0.00
Diluted	$0.33	$0.12	$0.10	$0.00
Weighted average common shares outstanding:
Basic	32,268	32,073	32,215	32,068
Diluted	32,777	32,378	32,690	32,391

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value) (Unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$65,891	$175,872
Receivables, net of allowances of $413 and $315	151,780	129,356
Inventories of products	351,743	328,772
Inventories of materials and supplies	11,411	10,947
Deferred income taxes	10,392	7,596
Other current assets	25,435	20,665
Total current assets	616,652	673,208
Property, plant and equipment, less accumulated depreciation of $380,683 and $353,428	441,156	414,257
Intangible assets, less accumulated amortization of $84,244 and $78,784	53,925	57,488
Investment in unconsolidated joint venture	13,784	14,074
Debt issuance costs	8,083	9,213
Deferred income taxes	1,459	1,326
Other long-term assets	26,287	25,231
Total assets	$1,161,346	$1,194,797
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$1,534	$0
Accounts payable-trade	79,488	115,736
Other payables and accruals	46,910	54,539
Deferred income taxes	175	182
Due to related party	20,658	24,603
Total current liabilities	148,765	195,060
Long-term debt, net of current portion	351,912	350,989
Deferred income taxes	17,527	18,359
Other long-term liabilities	76,398	75,991
Total liabilities	594,602	640,399
Commitments and contingencies (note 10)
Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 32,799 shares issued and outstanding at June 30, 2014; 32,547 shares issued and outstanding at December 31, 2013	328	325
Additional paid in capital	370,150	363,590
Retained earnings	174,061	170,827
Accumulated other comprehensive loss	(18,316)	(21,252)
Total Kraton stockholders' equity	526,223	513,490
Noncontrolling interest	40,521	40,908
Total equity	566,744	554,398
Total liabilities and equity	$1,161,346	$1,194,797

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Six months ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$2,674	$153
Adjustments to reconcile consolidated net income to net cash used in operating activities:
Depreciation and amortization	33,078	30,839
Amortization of debt premium	(80)	(76)
Amortization of debt issuance costs	1,108	6,304
Gain on property, plant and equipment	(16)	(115)
Earnings from unconsolidated joint venture, net of dividends received	243	167
Deferred income tax benefit	(3,565)	(1,531)
Share-based compensation	6,194	4,530
Increase in:
Accounts receivable	(21,728)	(42,338)
Inventories of products, materials and supplies	(22,639)	(1,224)
Other assets	(4,827)	(1,818)
Increase (decrease) in:
Accounts payable-trade	(34,610)	(1,836)
Other payables and accruals	(2,921)	(8,880)
Other long-term liabilities	408	3,188
Due to related party	(4,877)	8,188
Net cash used in operating activities	(51,558)	(4,449)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(52,975)	(34,742)
Purchase of software and other intangibles	(1,789)	(1,945)
Settlement of net investment hedge	—	(2,225)
Net cash used in investing activities	(54,764)	(38,912)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	24,000	40,000
Repayments of debt	(24,000)	(136,875)
Capital lease payments	(4,495)	(950)
Contribution from noncontrolling interest	—	15,174
Purchase of treasury stock	(667)	—
Proceeds from the exercise of stock options	1,036	310
Debt issuance costs	—	(4,794)
Net cash used in financing activities	(4,126)	(87,135)
Effect of exchange rate differences on cash	467	(4,001)
Net decrease in cash and cash equivalents	(109,981)	(134,497)
Cash and cash equivalents, beginning of period	175,872	223,166
Cash and cash equivalents, end of period	$65,891	$88,669
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$8,665	$5,463
Cash paid during the period for interest, net of capitalized interest	$11,487	$13,170
Capitalized interest	$1,352	$1,940
Supplemental non-cash disclosures:
Property, plant and equipment accruals	$3,142	$5,298
Asset acquired through capital lease	$7,033	$2,900

KRATON PERFORMANCE POLYMERS, INC RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) (Unaudited)

	Three months ended June 30, 2014		Three months ended June 30, 2013
	After Tax	Per Diluted Share	After Tax	Per Diluted Share

Net income attributable to Kraton and earnings per diluted share	$ 11,143	$ 0.33	$ 3,829	$ 0.12
Restructuring and other charges(a)	110	0.00	73	0.00
Transaction and acquisition related costs(b)	3,807	0.11	1,051	0.03
Asia JV(d)	180	0.01	0	0.00

Adjusted net income and adjusted earnings per diluted share	$ 15,240	$ 0.46	$ 4,953	$ 0.15

	Six months ended June 30, 2014		Six months ended June 30, 2013
	After Tax	Per Diluted Share	After Tax	Per Diluted Share

Net income attributable to Kraton and earnings per diluted share	$ 3,234	$ 0.10	$ 81	$ 0.00
Restructuring and other charges(a)	532	0.02	128	0.00
Transaction and acquisition related costs(b)	13,043	0.39	1,132	0.04
Production downtime(c)	13,013	0.39	0	0.00
Asia JV(d)	370	0.01	0	0.00
Settlement of interest rate swap(e)	0	0.00	697	0.02
Write-off of debt issuance cost(f)	0	0.00	5,023	0.16

Adjusted net income and adjusted earnings per diluted share	$ 30,192	$ 0.91	$ 7,061	$ 0.22

(a)	Severance expenses which are primarily recorded in cost of goods sold for 2014 and in selling, general and administrative expenses in 2013.
(b)	Primarily professional fees related to our proposed combination with the styrenic block copolymer business of LCY Chemical Corp., which are recorded in selling, general and administrative expenses.
(c)

Production downtime at our Belpre, Ohio and Berre, France facilities, of which, $12.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.

(d)	Startup costs related to the joint venture company, Kraton Formosa Polymers Corporation, which are recorded in selling, general and administrative expenses.
(e)	Reflects interest expense related to the termination and settlement of an interest rate swap agreement in connection with the refinancing of our credit facility.
(f)	Reflects interest expense related to the write-off of unamortized debt issuance costs in connection with the refinancing of our credit facility.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF GROSS PROFIT TO GROSS PROFIT AT ECRC AND ADJUSTED GROSS PROFIT AT ECRC (In Thousands) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Gross profit	$72,080	$59,861	$129,153	$119,772
Add (deduct):
Spread between FIFO and ECRC	(4,300)	2,304	(8,324)	2,811
Gross profit at ECRC	67,780	62,165	120,829	122,583
Add:
Production downtime(a)	0	0	12,413	0
Adjusted gross profit at ECRC	$67,780	$62,165	$133,242	$122,583

(a) Production downtime at our Belpre, Ohio and Berre, France facilities.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (In thousands) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net income attributable to Kraton	$11,143	$3,829	$3,234	$81
Net income (loss) attributable to noncontrolling interest	(275)	148	(560)	72
Consolidated net income	10,868	3,977	2,674	153
Add:
Interest expense, net	6,230	5,909	12,568	19,207
Income tax expense	2,161	905	2,283	2,351
Depreciation and amortization expenses	16,669	15,741	33,078	30,839
EBITDA	35,928	26,532	50,603	52,550
Add:
Restructuring and other charges (a)	132	73	653	128
Transaction and acquisition related costs (b)	3,807	1,051	13,043	1,132
Production downtime (c)	—	—	13,013	—
Asia JV (d)	433	—	892	—
Non-cash compensation expense (e)	2,580	2,007	6,194	4,530
Adjusted EBITDA	42,880	29,663	84,398	58,340
Add (deduct):
Spread between FIFO and ECRC	(4,300)	2,304	(8,324)	2,811
Adjusted EBITDA at ECRC	$38,580	$31,967	$76,074	$61,151

(a)	Severance expenses which are primarily recorded in cost of goods sold for 2014 and in selling, general and administrative expenses in 2013.
(b)	Primarily professional fees related to our proposed combination with the styrenic block copolymer business of LCY Chemical Corp., which are recorded in selling, general and administrative expenses.
(c)

Production downtime at our Belpre, Ohio and Berre, France facilities, of which, $12.4 million is recorded in cost of goods sold and $0.6 million is recorded in selling, general and administrative expenses.

(d)	Startup costs related to the joint venture company, Kraton Formosa Polymers Corporation, which are recorded in selling, general and administrative expenses.
(e)

For the three and six months ended June 30, 2014, $2.2 million and $5.3 million is recorded in selling, general and administrative expenses, $0.2 million and $0.5 million is recorded in research and development expenses, and $0.2 million and $0.4 million is recorded in cost of goods sold. Prior to the second quarter of 2013, all non-cash compensation expenses were recorded in selling, general and administrative expenses. For the three and six months ended June 30, 2013, $1.7 million and $4.2 million is recorded in selling, general and administrative expenses, $0.2 million and $0.2 million is recorded in research and development expenses, and $0.1 million and $0.1 million is recorded in cost of goods sold.

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